UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

December 3, 2007

____________________________

DIGITALFX INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Florida
(State or other Jurisdiction of Incorporation or Organization)

1-33667 (Commission File Number)		65-0358792 (IRS Employer Identification No.)
3035 East Patrick Lane Suite #9 Las Vegas, NV 89120 (Address of Principal Executive Offices and zip code)

702-938-9300
(Registrant’s telephone

number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

On December 3, 2007, the Registrant entered into a Letter Agreement (the “Letter Agreement”) with C J Vision Enterprises, Inc. (“CJVE”) pursuant to which the Registrant subscribed to purchase 72 shares of the Series A Redeemable Convertible Preferred Stock of CJVE. The aggregate purchase price of the 72 shares of CJVE’s Series A Redeemable Convertible Preferred Stock was $216,000. CJVE’s Series A Redeemable Convertible Preferred Stock will be convertible on a one-for-one basis into shares of CJVE’s common stock, will accrue dividends at a rate of 8% per annum, payable in kind, will be mandatorily redeemable on the fifth anniversary of the date of issuance, and will have a liquidation preference of $3,000 per share plus accrued and unpaid dividends which will be senior to the liquidation preference for CJVE’s common stock. The Letter Agreement was effective as of June 1, 2007.

On December 3, 2007, the Registrant also entered into a Subscription Agreement (the “Subscription Agreement”) with CJVE pursuant to which the Registrant subscribed to purchase 20 shares of the common stock of CJVE. The aggregate purchase price of the 20 shares of CJVE’s common stock was $600,000. The Subscription Agreement was effective as of June 15, 2007. Prior to the effectiveness of the Letter Agreement, the parties had no material relationship with each other.

On December 4, 2007, the Registrant issued irrevocable instructions to its transfer agent to issue an aggregate of 696,429 shares of its common stock to the investors party to that certain Securities Purchase Agreement dated December 22, 2006, pursuant to certain anti-dilution provisions contained in the Securities Purchase Agreement. On December 4, 2007, the Registrant also issued irrevocable instructions to its transfer agent to issue 50,000 shares of its common stock to Richard J. Milham, Jr. in connection with the previously reported acquisition of Blue Trident Enterprises, LLC.

The issuance of the shares of the Registrant’s common stock to investors party to the Securities Purchase Agreement and Richard J. Milham, Jr. was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DigitalFX International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DigitalFX International, Inc.

Date: December 5, 2007	By:	/s/ Lorne Walker
Lorne Walker
Chief Financial Officer and Secretary